NUMBER
50

SHARES
1,821

See Reverse for
Certain Definitions



Incorporated under the laws of the State of Delaware

Deep Liquidity, Inc.

Common Stock

This Certifies that ______________________ *is the owner of*
One Thousand Eight Hundred and Twenty-one ______________________ *fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.*

Dated May 10, 2009

Sam Balabon — Secretary-Treasurer

Sam Balabon — President